Exhibit 99.1

For immediate release

VeruTEK Technologies Announces $6 Million in Equity Financing

Bloomfield, Conn. – May 15, 2008 – VeruTEK Technologies, Inc. (VTKT.OB), a provider of nanotechnology-based green chemistry solutions that eliminate the toxic and harmful effects of chemicals present in the environment, announced the completion of a private placement of equity for approximately $6 million before fees and expenses.  The Company intends to use the net proceeds of this offering to broaden market awareness and drive further adoption of its green chemistry solutions.  In addition, the Company will use funding for general corporate purposes, including capital expenditures and working capital.

The $6 million offering was for the sale of approximately 2.8 million units.  Each unit was purchased for $2.20 and included two shares of common stock and one warrant.  Each warrant allows investors to purchase an additional share of common stock at an exercise price of $1.30 per share and can be exercised for a period of five years.

Needham & Company, LLC acted as sole placement agent in this offering.

The securities described in this announcement have not been registered under the Securities Act of 1933, as amended, or any state securities of "blue sky" laws, and the securities may not be offered or sold absent registration or an applicable exemption from registration requirements.  This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy securities

About VeruTEK Technologies, Inc.
VeruTEK Technologies, Inc. (VTKT.OB) develops, formulates and markets, proprietary patent-pending green chemistry solutions for a number of applications including the remediation of surface and subsurface soil and groundwater contamination.  VeruTEK provides clean, green and sustainable solutions for many cases of environmental contamination.  For more information, please visit www.verutek.com.

Safe Harbor Statement

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risks associated with the events described in this press release, future development of VeruTEK's products, and other risks identified in VeruTEK's filings with the Securities and Exchange Commission.  Further information on risks faced by VeruTEK are detailed under the caption "Risk Factors" in VeruTEK's Annual Report on Form 10-KSB for the year ended December 31, 2007 and our subsequent Quarterly Reports on Form 10-Q. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated.  Actual results, events or performance may differ materially. VeruTEK undertakes no obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Jim Carini
jcarini@verutek.com
312-953-8319